Exhibit 99.1

Monopar Regains Compliance with Nasdaq Minimum Bid Price Rule

WILMETTE, Ill., August 27, 2024 – Monopar Therapeutics Inc. (Nasdaq: MNPR), a clinical-stage radiopharma company focused on developing innovative treatments for cancer patients, today announced that it received notice from The Nasdaq Stock Market LLC (Nasdaq) that it has regained compliance with the minimum bid price requirement under Nasdaq Listing Rule 5550(a)(2) as a result of the closing bid price of the Company’s common stock being $1.00 per share or greater for 10 consecutive trading sessions. The Company is now compliant with the minimum bid price listing standard for continued Nasdaq listing.

About Monopar Therapeutics Inc.

Monopar Therapeutics is a clinical-stage radiopharmaceutical company focused on developing innovative treatments for cancer patients, including Phase 1-stage MNPR-101-Zr for imaging advanced cancers, Phase 1-stage MNPR-101-Lu and late preclinical-stage MNPR-101-Ac225 for the treatment of advanced cancers, as well as early development stage programs against solid cancers. For more information, visit: www.monopartx.com

CONTACT:

Monopar Therapeutics Inc.
Investor Relations
Karthik Radhakrishnan
Chief Financial Officer
karthik@monopartx.com

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